Exhibit 99.1

MYR Group Inc. Acquires

New England Electrical Contractor E.S. Boulos Company

Rolling Meadows, Ill., April 13, 2015 – MYR Group Inc. (“MYR Group”) (NASDAQ: MYRG) announced that it has signed an asset purchase agreement to acquire the business of E.S. Boulos Company (“ESB”), one of New England’s largest and most experienced electrical contractors with over 95 years in operation, from a subsidiary of Eversource Energy (NYSE: ES). The transaction closed on April 13, 2015 and was valued at approximately $11.4 million. Over the last five years, ESB’s annual revenues ranged from $51 million to $86 million and EBITDA margins ranged from 2.4 percent to 5.7 percent. The acquisition of ESB will further enhance MYR Group’s Transmission & Distribution (“T&D”) footprint in the northeast region while also establishing a Commercial & Industrial (“C&I”) presence in the region.

Headquartered in Westbrook, Maine, ESB offers construction capabilities for the electric utility sector, including substation, transmission and distribution construction. ESB also brings extensive experience providing commercial and industrial electrical construction as well as communications infrastructure installation services. ESB was acquired by Eversource in 2001 and has operated as a stand-alone, non-regulated entity. ESB will continue to operate under its own name as part of the MYR Group of companies.

MYR Group’s President and Chief Executive Officer Bill Koertner said, “We are very excited about our acquisition of ESB, whose resources and industry expertise offer immediate value to our operations across both our T&D and C&I market segments. This addition strengthens our position in the northeast, a region we believe has excellent near and long-term growth potential. ESB brings a very strong management team and skilled workforce who share our values and commitment to delivering outstanding service to its customers. We welcome the leadership team of Martin Browne, Thomas Driscoll, Richard Hanlin, Scott Marquis, and Alan Ray along with all of ESB’s employees into the MYR Group family of companies.”

About MYR Group Inc.

MYR Group is a leading specialty contractor serving the electrical infrastructure market and has the experience and expertise to complete electrical installations of any type and size. MYR Group’s comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. MYR Group’s transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. MYR Group also provides commercial and industrial electrical contracting services to general contractors, commercial and industrial facility owners, local governments and developers throughout the western United States. For more information, visit myrgroup.com.

About E.S. Boulos

E.S. Boulos Company is among the oldest, largest and most experienced electrical contractors in New England providing power line, commercial, industrial and telecommunications construction and maintenance services. Through its power line division, ESB serves investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, industrial facility owners and other contractors. The Company serves general contractors, local governments, developers and a variety of facilities through its commercial, industrial and communications service sectors. For more information, visit esboulos.com.

Use of EBITDA

EBITDA, as provided herein, represents net income (loss) attributable to MYR Group, adjusted for net interest expense, income taxes, depreciation and amortization expense. EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, MYR Group’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, MYR Group uses operating income to measure its operating performance and uses EBITDA only as a supplement. EBITDA is reconciled to net income (loss) in MYR Group’s SEC filings.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "potential," "possible,"  “likely,”  “unlikely,”  "plan," "goal," ”see,” “should,” “could,” "appears,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in any risk factors or cautionary statements contained in MYR's Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Paul J. Evans, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

MYR Group Inc. Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com